SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Act of 1934

Date of Report (Date of earliest event reported) October 31, 2008

AMERISERV FINANCIAL, Inc.

(exact name of registrant as specified in its charter)

Pennsylvania        0-11204        25-1424278

(State or other     (commission    (I.R.S. Employer

jurisdiction        File Number)   Identification No.)

of Incorporation)

Main and Franklin Streets, Johnstown, Pa.  15901

(address or principal executive offices)   (Zip Code)

Registrant's telephone number, including area code: 814-533-5300

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

( ) Written communications pursuant to Rule 425 under the Securities

Act (17 CFR 230.425)

( ) Soliciting material pursuant to Rule 14a-12 under the Exchange

Act (17 CFR 240.14a-12)

( ) Pre-commencement communications pursuant to Rule 14d-2(b) under the

Exchange Act (17 CFR 240.14d-2(b))

( ) Pre-commencement communications pursuant to Rule 13e-4(c) under the

Exchange Act (17 CFR 240.13e-4c))

Form 8-K

Item 8.01 Other Events

The Board of Directors of AmeriServ Financial, Inc. declared a $0.025 per share common stock cash dividend at a meeting held October 30, 2008.  The cash dividend is payable November 24, 2008 to shareholders of record on November 13, 2008.  A copy of the press release is attached.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERISERV FINANCIAL, Inc.

By /s/Jeffrey A. Stopko

Jeffrey A. Stopko

Senior Vice President

& CFO

Date: October 31, 2008

Exhibit 99.1

AMERISERV FINANCIAL, INC. DECLARES QUARTERLY

COMMON STOCK CASH DIVIDEND

JOHNSTOWN, PA – AmeriServ Financial, Inc. (NASDAQ: ASRV)- The Board of Directors of AmeriServ Financial, Inc. declared a $0.025 per share common stock cash dividend at a meeting held October 30, 2008.  The cash dividend is payable November 24, 2008 to shareholders of record on November 13, 2008.  This cash dividend represents a 4.7% annualized yield using the October 30, 2008 closing price of $2.11.

Allan R. Dennison, President and CEO commented, “As a result of our improved profitability, stable asset quality, and strong capital position, we are pleased to declare this common stock cash dividend.”

AmeriServ Financial, Inc. is the parent of AmeriServ Financial Bank and AmeriServ Trust and Financial Services Company in Johnstown.  The Company’s subsidiaries provide full-service banking and trust services through eighteen community offices in southwestern Pennsylvania.  At September 30, 2008, AmeriServ had total assets of $911 million and shareholders equity of $94 million or $4.29 per common share.  For the nine months ended September 30, 2008, the Company reported net income of $3.9 million an 85% increase over the same 2007 period.